Exhibit 24.1

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of Highland Distressed Opportunities, Inc. (“HCD”) nominates, constitutes and appoints each of R. Joseph Dougherty, M. Jason Blackburn and Michael Colvin (with full power to each of them to act alone) his true and lawful attorney-in-fact and agent, for him and on his behalf and in his place and stead in any and all the capacities, to make, execute and sign the Annual Report on Form 10-K to be filed by HCD, together with any amendments or supplements thereto, and to file the foregoing and any and all exhibits and other documents requisite in connection therewith with the Securities and Exchange Commission or any other governmental or regulatory authority, granting unto said attorneys-in-fact and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as to the undersigned officers and directors themselves might or could do.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

/s/ M. Jason Blackburn M. Jason Blackburn Secretary and Treasurer (Principal Financial Officer)	/s/ James D. Dondero James D. Dondero President (Principal Executive Officer)

/s/ R. Joseph Dougherty R. Joseph Dougherty Director, Chairman of the Board and Senior Vice President	/s/ Timothy K. Hui Timothy K. Hui Director

/s/ Scott F. Kavanaugh Scott F. Kavanaugh Director	/s/ James F. Leary James F. Leary Director

/s/ Bryan A. Ward Bryan A. Ward Director

Date: February 24, 2009